Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-122236) and related Prospectus and on Form S-8 (Registration No. 333-101979) pertaining to TTI Team Telecom International Ltd. Employee Option Plan, as amended and Forms S-8 (Registration No. 333-139716 and Registration No. 333-127097) pertaining to TTI Team Telecom International Ltd. 2004 Employee Share Option Plan, as amended,  with respect to the consolidated financial statements of TTI Team Telecom International Ltd., included in this Annual Report on Form 20-F for the year ended December 31, 2009.

Yours Truly, /s/ KOST FORER GABBAY & KASIERER

March 24, 2010 Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global